EXHIBIT (3i)(d)

                    CERTIFICATE OF AMENDMENT

                               OF

          SECOND RESTATED CERTIFICATE OF INCORPORATION

                               OF

                           ZAYRE CORP.


Pursuant to Section 242 of the General Corporation Law of the
State of Delaware


     We, Donald G. Campbell, Senior Vice President, Chief

Financial Officer, and Jay H. Meltzer, Secretary, of ZAYRE CORP.

(the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify under the seal of the Corporation as follows:


     1. The Second Restated Certificate of Incorporation, as amended, of the Corporation is hereby further amended to provide that Article FIRST read in its entirety as follows:

     FIRST:    The name of this corporation is The TJX
               Companies, Inc.

     2. The Board of Directors at its April 6, 1989 meeting recommended that the foregoing amendment be adopted by the stockholders and the foregoing amendment has been duly adopted by the vote of a majority of the shares of outstanding Common Stock of the Corporation entitled to vote thereon at the Annual Meeting of Stockholders of the Corporation held on June 20, 1989.

     3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, we have hereunto set our hands and the seal of the Corporation this 20th day of June, 1989.


                                   /s/ Donald G. Campbell
                                   Donald G. Campbell
                                   Senior Vice President,
                                   Chief Financial Officer

                         Attest:   /s/ Jay H. Meltzer
                                   Jay H. Meltzer
                                   Secretary

(Corporate Seal)